UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC   20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       November 30, 2017

Superior Uniform Group, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10055 Seminole Blvd., Seminole, Florida (Address of principal executive offices)	33772 (Zip Code)

Registrant's telephone number including area code: (727) 397-9611

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.      Entry into a Material Definitive Agreement.

Tangerine Promotions Acquisition

On November 30, 2017, BAMKO, LLC (“BAMKO”), a wholly-owned subsidiary of Superior Uniform Group, Inc. (the “Company”), entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Tangerine Promotions, Ltd. and Tangerine Promotions West, Inc. (collectively, “Tangerine Promotions”) and their respective equity and phantom equity holders. Pursuant to the Purchase Agreement, BAMKO acquired substantially all of Tangerine Promotions’ assets effective as of December 1, 2017.

The purchase price for the transaction consists of the following, in each case subject to adjustment in accordance with the terms of the Purchase Agreement: (a) approximately $7.2 million in cash, subject to a working capital adjustment, (b) the issuance of 83,248 shares of restricted common stock of the Company (representing approximately $2.0 million), and (c) the potential future payment of $5.5 million in additional consideration through 2021 (the “Contingent Consideration”). As part of the transaction, BAMKO assumed certain liabilities of Tangerine Promotions.

The 83,248 shares of restricted common stock of the Company issued to Tangerine Promotions are subject to vesting conditions specified in the Purchase Agreement. Assuming that all vesting conditions are met, the shares will vest in increments of 25% each on the first and each subsequent anniversary of the closing date, subject to acceleration in the circumstances specified in Section 2.9(b) of the Purchase Agreement.

Payment of the Contingent Consideration is subject to a number of conditions set forth in the Purchase Agreement, including the acquired business exceeding specified earnings targets for the years ending December 31, 2018, 2019, 2020 and 2021, and is subject to acceleration, irrespective of the level of earnings achieved, in the circumstances specified in Section 2.8 of the Purchase Agreement.

As part of the transaction, BAMKO assumed Tangerine Promotions’ obligations under leases related to several of Tangerine Promotions’ facilities, certain liabilities with respect to Tangerine Promotions’ employees, as well as other liabilities specified in the Purchase Agreement.

The Purchase Agreement contains negotiated representations, warranties, covenants and indemnification provisions by the parties, which are believed to be customary for transactions of this type. The obligations of Tangerine Promotions and their equity and phantom equity holders arising from breaches of representations or warranties, and their indemnification obligations, in specified cases only apply with respect to liabilities in excess of certain thresholds, are generally subject to an indemnification cap of $4.0 million and are only effective for specified periods of time. The indemnification obligations of Tangerine Promotions and their equity and phantom equity holders are secured, in part, by an escrow arrangement covering a portion of the cash purchase price.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the text of the agreement, which is filed as Exhibit 2.1 to this report.

In connection with the transaction, the Company has entered into various ancillary agreements, including a restricted stock agreement and registration rights agreement providing for piggy-back registration rights.

 Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical fact, and may include statements relating to goals, plans and projections regarding new markets, products, services, growth strategies, anticipated trends in the Company’s business and anticipated changes and developments in its industry. Forward-looking statements are based on management’s current expectations and beliefs and involve significant risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by these statements. Risk factors that could cause actual results to differ materially from those expressed or implied in the Company’s forward-looking statements are discussed in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. Any forward-looking statement made by the Company in this report is based only on information currently available to the Company and speaks only as of the date on which it is made. You should not rely on the statement as representing our views in the future. The Company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

Item 3.02.      Unregistered Sales of Equity Securities.

As described in Item 1.01 above, the purchase consideration in the acquisition of substantially all of the assets of Tangerine Promotions by BAMKO included the issuance of 83,248 shares of restricted common stock of the Company. The terms of the share issuance disclosed in Item 1.01 are incorporated herein by reference.

The Company issued the shares pursuant to the exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended.

Item 7.01.     Regulation FD Disclosure.

On November 30, 2017, the Company issued a press release announcing the above transaction, a copy of which is furnished as Exhibit 99.1 to this report.

Item 9.01.     Financial Statements and Exhibits.

(d)	Exhibits:

2.1	Asset Purchase Agreement, dated as of November 30, 2017

99.1	Press Release, dated as of November 30, 2017

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

SUPERIOR UNIFORM GROUP, INC.

By:	/s/ Andrew D. Demott, Jr.
Andrew D. Demott, Jr.
Chief Operating Officer, Chief Financial Officer and Treasurer

Date: December 1, 2017